INSTALLED BUILDING PRODUCTS REPORTS
RECORD FIRST QUARTER 2023 RESULTS;
DECLARES REGULAR QUARTERLY CASH DIVIDEND

Columbus, Ohio, May 4, 2023, Installed Building Products, Inc. (the "Company" or "IBP") (NYSE: IBP), an industry-leading installer of insulation and complementary building products, today announced results for the first quarter ended March 31, 2023.
First Quarter 2023 Highlights (Comparisons are to Prior Year Period)
•Net revenue increased 12.2% to a first quarter record of $659.3 million
◦Installation revenue increased 10.9% to $622.7 million, driven by growth across both IBP’s residential and commercial new construction markets
◦Other revenue, which includes IBP’s manufacturing and distribution operations, increased from $25.9 million to $36.6 million, driven by strong operating results and recent acquisitions
•Net income increased 45.7% to $49.3 million
•Adjusted EBITDA* increased 24.7% to a first quarter record of $105.0 million
•Net income per diluted share increased 52.6% to $1.74
•Adjusted net income per diluted share* increased 39.6% to $2.15
•At March 31, 2023, IBP had $218.7 million in cash and cash equivalents
•Declared first quarter dividend of $0.33 per share which was paid to shareholders on March 31, 2023
•Declared annual variable dividend of $0.90 per share which was paid to shareholders on March 31, 2023

Recent Developments
•IBP’s Board of Directors declared the second quarter regular cash dividend of $0.33 per share
“IBP produced record first-quarter sales and profitability due to the exceptional effort of our employees and the excellent service they provide our residential and commercial customers each day. First-quarter sales benefited from our recent acquisitions and robust same branch growth within our multifamily and light commercial end markets. The ongoing strength in multifamily helped drive first-quarter residential sales growth of 7.4%, more than offsetting deceleration in our single-family revenue growth,” stated Jeff Edwards, Chairman and Chief Executive Officer.
Mr. Edwards continued, “Our first quarter’s top-line performance is especially encouraging, as we continued to prioritize installation job profitability over volume. This focused execution helped drive increases in our gross profit margin.”
“Despite continued economic volatility, we believe the residential housing market will remain resilient through the remainder of 2023 as a result of strong employment trends and relatively low existing home inventory levels. We continue to believe we are well positioned to navigate the cyclicality of the U.S. housing market given our strong customer relationships, experienced leadership team, national scale, and diverse product categories and end markets. In addition, our strong balance sheet and high operating cash flow generating capability, support ongoing acquisition activity, dividend distributions, and opportunistic share repurchases,” concluded Mr. Edwards.
Acquisition Update
IBP continues to prioritize profitable growth through its proven strategy of acquiring well-run installers of insulation and complementary building products. To date in 2023, IBP has acquired approximately $46 million of annual revenue and expects to acquire at least $100 million of revenue for the full year.

During the 2023 first quarter and in April, IBP completed the following acquisitions:
•In February 2023, IBP acquired Four State Insulation, Inc., a residential installer of fiberglass and spray foam insulation with locations in Maryland and West Virginia, serving customers across its home states as well as Virginia and Delaware with annual revenue of approximately $4 million.
•In March 2023, IBP acquired Anchor Insulation Co., Inc., a Rhode Island-based installer of residential, mechanical and industrial insulation serving residential, commercial and industrial customers across the Northeast from branches in Rhode Island, Connecticut, and Massachusetts with annual revenue of approximately $39 million.
•In April 2023, IBP acquired Insulco Insulation, LLC., a Florida-based installer of fiberglass and spray foam insulation serving residential and commercial customers with annual revenue of approximately $3 million.
2023 Second Quarter Cash Dividend
IBP’s Board of Directors has approved the Company’s quarterly cash dividend of $0.33 per share, payable on June 30, 2023, to stockholders of record on June 15, 2023. The second quarter regular cash dividend represents a 5% increase from last year’s second-quarter cash dividend payment.
First Quarter 2023 Results Overview
For the first quarter of 2023, net revenue was a quarterly record of $659.3 million, an increase of 12.2% from $587.5 million for the first quarter of 2022. On a consolidated same branch basis, net revenue improved 7.1% from the prior year quarter, which was partially attributable to a 16.5% increase in price/mix during the first quarter, relative to the same period last year. Residential sales growth within our Installation segment was 3.8% on a same branch basis in the quarter, with continued growth of 37.9% in our multifamily end market contributing meaningfully to the same branch sales. Commercial same branch sales growth continued to improve, increasing 22.4% from the prior year quarter.
Gross profit improved 22.1% to $210.4 million from $172.4 million in the prior year quarter. Adjusted gross profit* as a percent of total revenue was 31.9%, which primarily adjusts for the Company’s share-based compensation expense, compared to 29.4% for the same period last year.
Selling and administrative expense, as a percent of net revenue, was 18.5% compared to 17.8% in the prior year quarter. Adjusted selling and administrative expense*, as a percent of net revenue, was 17.9% compared to 16.9% in the prior year quarter.
Net income was $49.3 million, or $1.74 per diluted share, compared to $33.8 million, or $1.14 per diluted share in the prior year quarter. Adjusted net income* was $60.7 million, or $2.15 per diluted share, compared to $45.7 million, or $1.54 per diluted share in the prior year quarter. Adjusted net income accounts for the impact of non-core items in both periods, including an addback for non-cash amortization expense related to acquisitions.
Adjusted EBITDA* was $105.0 million, a 24.7% increase from $84.2 million in the prior year quarter, largely due to continued sales growth and higher gross margin.
Conference Call and Webcast
The Company will host a conference call and webcast on May 4, 2023 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-0792 (domestic) or 201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through June 4, 2023, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13736413.
About Installed Building Products
Installed Building Products, Inc. is one of the nation's largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects in all 48 continental states and the District of Columbia from its national network of over 240 branch locations.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and the commercial market, our operations, industry and economic conditions, our financial and business model, payment of dividends, the demand for our services and product offerings, the potential impact of the ongoing COVID-19 pandemic, expansion of our national footprint and end markets, diversification of our products, our ability to grow and strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions and the expected amount of acquired revenue, our ability to improve sales and profitability, and expectations for demand for our services and our earnings. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intends," "plan," and "will" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the adverse impact of the ongoing COVID-19 pandemic; general economic and industry conditions; rising home prices; inflation and interest rates; the material price and supply environment; the timing of increases in our selling prices; the risk that the Company may reduce, suspend or eliminate dividend payments in the future; and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. In addition, any future declaration of dividends will be subject to the final determination of our Board of Directors. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.
*Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit and Adjusted Selling and Administrative expense. The reasons for the use of these measures, reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit, and Adjusted Selling and Administrative expense to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

INSTALLED BUILDING PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited, in thousands, except share and per share amounts)

	Three months ended March 31,
	2023	2022
Net revenue	$659,309	$587,492
Cost of sales	448,887	415,089
Gross profit	210,422	172,403
Operating expenses
Selling	32,607	25,192
Administrative	89,504	79,144
Amortization	11,435	11,097
Operating income	76,876	56,970
Other expense, net
Interest expense, net	9,670	10,600
Other (income) expense	(153)	145
Income before income taxes	67,359	46,225
Income tax provision	18,085	12,403
Net income	$49,274	$33,822
Other comprehensive (loss) income, net of tax:
Net change on cash flow hedges, net of tax benefit (provision) of $2,252 and $(6,430) for the three months ended March 31, 2023 and 2021, respectively.	(6,309)	18,111
Comprehensive income	$42,965	$51,933
Earnings Per Share:
Basic	$1.76	$1.15
Diluted	$1.74	$1.14
Weighted average shares outstanding:
Basic	28,075,678	29,302,396
Diluted	28,278,220	29,580,731

Cash dividends declared per share	$1.23	$1.22

INSTALLED BUILDING PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share and per share amounts)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$218,690	$229,627
Accounts receivable (less allowance for credit losses of $10,059 and $9,549 at March 31, 2023 and December 31, 2022, respectively)	397,573	397,222
Inventories	170,115	176,629
Prepaid expenses and other current assets	76,217	80,933
Total current assets	862,595	884,411
Property and equipment, net	126,384	118,774
Operating lease right-of-use assets	74,602	76,174
Goodwill	392,625	373,555
Customer relationships, net	194,850	192,328
Other intangibles, net	94,751	91,145
Other non-current assets	33,756	42,545
Total assets	$1,779,563	$1,778,932
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Current maturities of long-term debt	$31,165	$30,983
Current maturities of operating lease obligations	26,000	26,145
Current maturities of finance lease obligations	2,588	2,508
Accounts payable	134,836	149,186
Accrued compensation	45,613	51,608
Other current liabilities	76,136	67,631
Total current liabilities	316,338	328,061
Long-term debt	830,225	830,171
Operating lease obligations	48,339	49,789
Finance lease obligations	6,559	6,397
Deferred income taxes	25,993	28,458
Other long-term liabilities	46,887	42,557
Total liabilities	1,274,341	1,285,433
Commitments and contingencies (Note 16)
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	—	—
Common stock; $0.01 par value: 100,000,000 authorized, 33,498,693 and 33,429,557 issued and 28,375,037 and 28,306,482 shares outstanding at March 31, 2023 and December 31, 2022, respectively	335	334
Additional paid in capital	232,503	228,827
Retained earnings	527,468	513,095
Treasury stock; at cost: 5,123,656 and 5,123,075 shares at March 31, 2023 and December 31, 2022, respectively	(289,335)	(289,317)
Accumulated other comprehensive income	34,251	40,560
Total stockholders’ equity	505,222	493,499
Total liabilities and stockholders’ equity	$1,779,563	$1,778,932

INSTALLED BUILDING PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three months ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$49,274	$33,822
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	12,525	11,329
Amortization of operating lease right-of-use assets	7,316	6,371
Amortization of intangibles	11,435	11,097
Amortization of deferred financing costs and debt discount	475	484
Provision for credit losses	1,678	653
Gain on sale of property and equipment	(639)	(92)
Noncash stock compensation	3,436	3,418
Other, net	(2,523)	790
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	1,716	(32,700)
Inventories	7,699	(16,300)
Other assets	4,434	169
Accounts payable	(16,906)	16,486
Income taxes receivable/payable	16,450	11,433
Other liabilities	(22,537)	1,265
Net cash provided by operating activities	73,833	48,225
Cash flows from investing activities
Purchases of investments	—	(49,957)
Purchases of property and equipment	(14,949)	(10,362)
Acquisitions of businesses, net of cash acquired of $10 and $0 in 2022 and 2021, respectively	(38,008)	(8,050)
Proceeds from sale of property and equipment	741	265
Other	4,602	(614)
Net cash used in investing activities	$(47,614)	$(68,718)

INSTALLED BUILDING PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(unaudited, in thousands)

	Three months ended March 31,
	2023	2022
Cash flows from financing activities
Payments on Term Loan	$(1,250)	$(1,250)
Proceeds from vehicle and equipment notes payable	8,119	4,752
Debt issuance costs	—	(627)
Principal payments on long-term debt	(7,024)	(6,618)
Principal payments on finance lease obligations	(727)	(521)
Dividends paid	(34,536)	(35,426)
Acquisition-related obligations	(1,720)	(6,003)
Repurchase of common stock	—	(49,865)
Surrender of common stock awards by employees	(18)	—
Net cash used in financing activities	(37,156)	(95,558)
Net change in cash and cash equivalents	(10,937)	(116,051)
Cash and cash equivalents at beginning of period	229,627	333,485
Cash and cash equivalents at end of period	$218,690	$217,434
Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$14,658	$14,293
Income taxes, net of refunds	1,524	1,088
Supplemental disclosure of noncash activities
Right-of-use assets obtained in exchange for operating lease obligations	$5,650	$5,514
Property and equipment obtained in exchange for finance lease obligations	957	544
Seller obligations in connection with acquisition of businesses	6,035	1,878
Unpaid purchases of property and equipment included in accounts payable	2,316	1,884

Information on Segments
Our Company has three operating segments consisting of Installation, Distribution and Manufacturing. The Other category reported below reflects the operations of our Distribution and Manufacturing operating segments.

INSTALLED BUILDING PRODUCTS, INC.
SEGMENT INFORMATION
(unaudited, in thousands)

	Three months ended March 31, 2023
	Installation	Other	Eliminations	Consolidated
Revenue	$622,742	$38,722	$(2,155)	$659,309
Cost of sales (1)	410,384	28,459	(1,766)	437,077
Segment gross profit	$212,358	$10,263	$(389)	$222,232
Segment gross profit percentage	34.1%	26.5%	18.1%	33.7%

	Three months ended March 31, 2022
	Installation	Other	Eliminations	Consolidated
Revenue	$561,631	$26,650	$(789)	$587,492
Cost of sales (1)	385,692	19,373	(609)	$404,456
Segment gross profit	$175,939	$7,277	$(180)	$183,036
Segment gross profit percentage	31.3%	27.3%	22.8%	31.2%
(1)    Cost of sales included in segment gross profit is exclusive of depreciation and amortization for the three months ended March 31, 2023 and 2022.

The reconciliation between consolidated segment gross profit for each period as shown in the tables above to consolidated income before income taxes as follows:

	Three months ended March 31,
	2023	2022
Segment gross profit - consolidated	$222,232	$183,036
Depreciation and amortization (1)	11,810	10,633
Gross profit, as reported	210,422	172,403
Operating expenses	133,546	115,433
Operating income	76,876	56,970
Other expense, net	9,517	10,745
Income before income taxes	$67,359	$46,225
(1)    Depreciation and amortization is excluded from segment gross profit for the three months ended March 31, 2023 and 2022.

INSTALLED BUILDING PRODUCTS, INC.
REVENUE BY END MARKET
(unaudited, in thousands)

	Three months ended March 31,
	2023		2022
Installation:
Residential new construction	$475,095	72%	$442,404	75%
Repair and remodel	37,675	6%	32,641	6%
Commercial	109,972	16%	86,586	15%
Net revenue, Installation	622,742	94%	561,631	96%
Other	36,567	6%	25,861	4%
Net revenue, as reported	$659,309	100%	$587,492	100%

Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Gross Profit and Adjusted Selling and Administrative Expense measure performance by adjusting EBITDA, GAAP net income, gross profit and selling and administrative expense, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.
We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.
Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.
We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
ADJUSTED NET INCOME CALCULATIONS
(unaudited, in thousands, except share and per share amounts)
The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein.
Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended March 31,
	2023	2022
Net income, as reported	$49,274	$33,822
Adjustments for adjusted net income
Share based compensation expense	3,436	3,418
Acquisition related expenses	569	664
COVID-19 expenses (1)	1	301
Amortization expense (2)	11,435	11,097
Legal Reserve	—	565
Tax impact of adjusted items at a normalized tax rate (3)	(4,015)	(4,172)
Adjusted net income	$60,700	$45,695
Weighted average shares outstanding (diluted)	28,278,220	29,580,731
Diluted net income per share, as reported	$1.74	$1.14
Adjustments for adjusted net income, net of tax impact, per diluted share (4)	0.41	0.40
Diluted adjusted net income per share	$2.15	$1.54

(1)    Addback of employee pay, employee medical expenses, and legal fees directly attributable to COVID-19.
(2)    Addback of all non-cash amortization resulting from business combinations.
(3)     Normalized effective tax rate of 26.0% applied to periods presented.
(4)     Includes adjustments related to the items noted above, net of tax.

INSTALLED BUILDING PRODUCTS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
ADJUSTED GROSS PROFIT CALCULATIONS
(unaudited, in thousands)

The table below reconciles Adjusted Gross Profit to the most directly comparable GAAP financial measure, gross profit, for the periods presented therein.

	Three months ended March 31,
	2023	2022
Gross profit, as reported	$210,422	$172,403
Share based compensation expense	165	149
COVID-19 expense(1)	1	2
Adjusted gross profit	$210,588	$172,554

Gross profit margin	31.9%	29.3%
Adjusted gross profit margin	31.9%	29.4%
(1)     Addback of employee pay and employee medical expenses directly attributable to COVID-19.

The table below reconciles Adjusted Selling and Administrative to the most directly comparable GAAP financial measure, selling and administrative, for the periods presented therein.

INSTALLED BUILDING PRODUCTS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
ADJUSTED SELLING AND ADMINISTRATIVE EXPENSE CALCULATIONS
(unaudited, in thousands)

	Three months ended March 31,
	2023	2022
Selling expense	$32,607	$25,192
Administrative expense	89,504	79,144
Selling and administrative, as reported	122,111	104,336
Share based compensation expense	3,271	3,269
Acquisition related expense	569	664
COVID-19 expenses(1)	1	299
Legal reserve	—	565
Adjusted selling and administrative	$118,270	$99,539

Selling and administrative - % Net revenue	18.5%	17.8%
Adjusted selling and administrative - % Net revenue	17.9%	16.9%
(1)    Addback of employee pay and employee medical expenses directly attributable to COVID-19.

INSTALLED BUILDING PRODUCTS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
ADJUSTED EBITDA CALCULATIONS
(unaudited, in thousands)

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

	Three months ended March 31,
	2023	2022
Net income, as reported	$49,274	$33,822
Interest expense	9,670	10,600
Provision for income tax	18,085	12,403
Depreciation and amortization	23,960	22,425
EBITDA	100,989	79,250
Acquisition related expenses	569	664
Share based compensation expense	3,436	3,418
COVID-19 expenses(1)	1	301
Legal reserve	—	565
Adjusted EBITDA	$104,995	$84,198

Net profit margin	7.5%	5.8%
EBITDA margin	15.3%	13.5%
Adjusted EBITDA margin	15.9%	14.3%

(1) Addback of employee pay and employee medical expenses, and legal fees directly attributable to COVID-19.

INSTALLED BUILDING PRODUCTS, INC.
SUPPLEMENTARY TABLE
(unaudited)

	Three months ended March 31,
	2023	2022
Period-over-period Growth
Consolidated Sales Growth	12.2%	34.4%
Consolidated Same Branch Sales Growth	7.1%	22.5%

Installation
Sales Growth	10.9%	30.0%
Same Branch Sales Growth	7.0%	22.2%

Single-Family Sales Growth	1.6%	37.4%
Single-Family Same Branch Sales Growth	(2.6)%	29.4%

Multi-Family Sales Growth	38.1%	24.6%
Multi-Family Same Branch Sales Growth	37.9%	23.1%

Residential Sales Growth	7.4%	35.2%
Residential Same Branch Sales Growth	3.8%	28.3%

Commercial Sales Growth(1)	27.0%	13.0%
Commercial Same Branch Sales Growth	22.4%	5.9%

Other (2)
Sales Growth	45.3%	407.3%
Same Branch Sales Growth	12.9%	50.8%

Same Branch Sales Growth - Installation
Volume Growth(3)	(9.3)%	9.7%
Price/Mix Growth(3)	16.5%	14.6%

U.S. Housing Market(4)
Total Completions Growth	11.7%	(3.4)%
Single-Family Completions Growth	1.4%	1.5%
Multi-Family Completions Growth	50.8%	(18.7)%

(1)    Our commercial end market consists of heavy and light commercial projects.
(2)    Other business segment category includes our manufacturing and distribution businesses operating segments. As of 1Q22, Installation segment end market growth metrics exclude the manufacturing and distribution businesses. Our distribution businesses were acquired in December, 2021 and April, 2022.
(3)    The heavy commercial end market is excluded from these metrics given its much larger per-job revenue compared to our average job.
(4)    U.S. Census Bureau data, as revised.

INSTALLED BUILDING PRODUCTS, INC.
INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS
(unaudited, in thousands)

Revenue Increase
	Three months ended March 31,
	2023	% Total	2022	% Total
Same Branch	$41,430	57.7%	$98,267	65.3%
Acquired	30,387	42.3%	52,159	34.7%
Total	$71,817	100.0%	$150,426	100.0%

Adjusted EBITDA Margin Contributions
	Three months ended March 31,
	2023	% Margin	2022	% Margin
Same Branch	$16,332	39.4%	$22,529	22.9%
Acquired	4,465	14.7%	7,186	13.8%
Total	$20,797	29.0%	$29,715	19.8%

Source: Installed Building Products, Inc.

Contact Information:
Investor Relations:
614-221-9944
investorrelations@installed.net